August 28, 2023

ABS Long/Short Strategies Fund

235 West Galena Street

Milwaukee, Wisconsin 53212

Re: Registration Statement on Form N-2 (SEC File Nos. 333-255521 & 811-23079)

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 3 to the Registration Statement, File Nos. 333-255521 & 811-23079 (the “Registration Statement”), of ABS Long/Short Strategies Fund (the “Fund”).

We have examined a copy of the Fund’s Agreement and Declaration of Trust dated June 23, 2015, the Fund’s Amended and Restated By-Laws dated September 24, 2015, the Fund’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the shares of the Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable. The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 3 to the Registration Statement, and consent to all references to us in the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very Truly Yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

JMS/AJD